June 2012 Pricing Sheet dated June 29, 2012 relating to Amendment No. 1 to Preliminary Terms No. 234 dated June 25, 2012 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities

Dual Directional Trigger PLUS Based on the S&P GSCITM Brent Crude Index—Excess Return due July 3, 2014
Trigger Performance Leveraged Upside SecuritiesSM
PRICING TERMS – JUNE 29, 2012
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,348,000
Stated principal amount:	$1,000 per Trigger PLUS
Issue price:	$1,000 per Trigger PLUS
Pricing date:	June 29, 2012
Original issue date:	July 5, 2012 (3 business days after the pricing date)
Maturity date:	July 3, 2014
Underlying index:	S&P GSCITM Brent Crude Index—Excess Return
Payment at maturity:
If the final index value is greater than the initial index value:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the stated principal amount plus the maximum leveraged upside payment.
If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:
$1,000 + ($1,000 x absolute index return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.  In no event will this amount exceed the stated principal amount plus $200.
If the final index value is less than the trigger level:
$1,000 x index performance factor
This amount will be less than the stated principal amount of $1,000, and will represent a loss of at least 20%, and possibly all, of your investment

Leveraged upside payment:	$1,000 x index percent change x leverage factor
Leverage factor:	150%
Index percent change:	(final index value – initial index value) / initial index value
Absolute index return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute index return.
Index performance factor:	final index value / initial index value
Maximum leveraged upside payment:	$420 per Trigger PLUS (42% of the stated principal amount)
Trigger level:	579.8339, which is 80% of the initial index value
Initial index value:	724.7924, which is the official settlement price of the underlying index on the pricing date
Final index value:	The official settlement price of the underlying index on the valuation date
Valuation date:	June 30, 2014, subject to adjustment in the event of a market disruption event or a non-index business day
Listing:	The Trigger PLUS will not be listed on any securities exchange.
CUSIP / ISIN:	617482N75 / US617482N757
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per Trigger PLUS	$1,000	$22.50	$977.50
Total	$2,348,000	$52,830	$2,295,170
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 22.50 for each Trigger PLUS they sell.  For additional information, see “Supplemental information concerning plan of distribution; conflicts of interest” on page 16 of the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 234 dated June 25, 2012
Prospectus Supplement for PLUS dated November 21, 2011      Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.